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                                  EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

       We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 1, 1997, except for note 4, which is as of May 15, 1997, which appears on page F-2 of the Registration Statement on Form S-1 dated July 2, 1997 of 8x8, Inc., which is incorporated in this Registration Statement on Form S-8. We also consent to the application of such report to the Financial Statement Schedule for the three years ended March 31, 1997, listed under Item 16(b) of the Registration Statement on Form S-1, when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule.



Price Waterhouse LLP
San Jose, California
July 8, 1997